For Immediate Release

WSI Industries Reports Fiscal 2018 Second Quarter Results & Reinstates Dividend

Second Quarter Sales Up 35% & YTD Pretax Income up $1.1 Million

March 19, 2018—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for its fiscal 2018 second quarter ending February 25, 2018 of $8,554,000 versus the prior year amount of $6,314,000, or an increase of 35%. Year-to-date sales for the twenty-six weeks ended February 25, 2018 totaled $16,083,000 versus $12,644,000 in the prior year, or an increase of 27%. The Company reported net income of $529,000 for the fiscal 2018 second quarter or $.18 per diluted share as compared to the prior year net loss of $362,000 or $.12 per diluted share. Year-to-date, the Company had net income for the first two quarters of $615,000 or $.21 per diluted share versus a net loss of $685,000 or $.23 per diluted share in the prior year. Included in the fiscal 2018 second quarter and year-to-date earnings is an income tax benefit of approximately $600,000 related to the revaluation of the Company’s net deferred tax liability due to the passage of H.R.1, known as the “Tax Cuts and Jobs Act”.

Michael Pudil, president and chief executive officer, commented: “We are delighted to report that our fiscal 2018 second quarter sales were up 35% as compared to the prior fiscal second quarter. Our recreational powersports sales increased 27% in the fiscal 2018 second quarter. More importantly, our sales in our diversified group which includes energy, aerospace and defense, and industrial markets continued to accelerate and increased 92% year-to-date versus the prior year. These increases in sales directly affected our bottom line and we are pleased to report our year-to-date pretax income increased by $1.1 million over the prior year.” Pudil concluded: “We are excited and optimistic about our future. We have a twenty plus year relationship with our major customer that provides us with a solid base of business going forward and that, in combination with the continued growth in our diversified business, leads us to believe that our results will continue to improve.”

The Company also announced today that its Board of Directors has declared a quarterly dividend of $.04 per share. The dividend will be payable April 17, 2018 to holders of record on April 3, 2018. Pudil commented: “We are also pleased to announce the reinstatement of our dividend program. WSI has a solid balance sheet and believes that it sees the stability ahead that will support a dividend. We believe that a consistent dividend program is a further sign of WSI’s financial strength and improved business outlook. It is our objective to reward our shareholders with cash dividends as well as increasing share appreciation while, at the same time, maintaining our strong financial position. We believe the dividend program helps us accomplish these goals.”

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including automotive, avionics and aerospace, energy, recreational powersports vehicles, small engines, marine, bioscience and the defense markets.

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For additional information:

Michael Pudil (President & CEO) or Paul D. Sheely (CFO)

763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

In thousands, except per share amounts

	Second quarter ended		Twenty-six weeks ended
	February 25, 2018	February 26, 2017	February 25, 2018	February 26, 2017
Net Sales	$8,554	$6,314	$16,083	$12,644
Cost of products sold	7,675	6,107	14,305	12,130
Gross margin	879	207	1,778	514

Selling and administrative expense	962	721	1,653	1,482
Interest and other income	(20)	(1)	(28)	(3)
Interest and other expense	71	66	149	134
Earnings (loss) from operations before income taxes	(134)	(579)	4	(1,099)
Income tax expense (benefit)	(663)	(217)	(611)	(414)

Net earnings (loss)	$529	$(362)	$615	$(685)

Basic earnings (loss) per share	$0.18	$(0.12)	$0.21	$(0.23)

Diluted earnings (loss) per share	$0.18	$(0.12)	$0.21	$(0.23)

Weighted average number of common shares	2,963	2,920	2,950	2,920

Weighted average number of dilutive common shares outstanding	2,988	2,920	2,963	2,920

CONDENSED BALANCE SHEETS (Unaudited)

In thousands

	February 25, 2018	February 26, 2017
Assets:
Total current assets	$12,036	$13,353
Property, plant, and equipment, net	10,650	12,040
Intangible assets	2,368	2,377
Total Assets	$25,054	$27,770

Liabilities and Shareholders' Equity:
Total current liabilities	$4,579	$4,652
Long-term debt	5,929	7,572
Deferred tax liabilities	465	1,683
Shareholders' equity	14,081	13,863
Total Liabilities and Shareholders' Equity	$25,054	$27,770

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

In thousands

	Twenty-six weeks ended
	February 25, 2018	February 26, 2017

Cash flows from operating activities (1)	$(892)	$2,792
Cash used in investing activities	(80)	(74)
Cash used in financing activities	(803)	(1,004)
Net increase (decrease) in cash and cash equivalents	(1,775)	1,714

Cash and cash equivalents at beginning of period	5,847	4,150

Cash and cash equivalents at end of period	$4,072	$5,864

(1) Cash flows from operating activities includes non-cash adjustments for depreciation, deferred taxes and stock option compensation expense of $493 and $561 at February 25, 2018 and February 26, 2017, respectively.